EXHIBIT 99.1

CURE Pharmaceutical Names Canopy Rivers’ Chairman, John K. Bell, To Board of Directors

Industry veteran brings 40 years of experience to support CURE’s rapid growth

OXNARD, Calif., Nov. 19, 2019 (GLOBE NEWSWIRE) -- CURE Pharmaceutical (OTC: CURR), an innovative drug delivery and development company, today announced that it has named John K. Bell, FCA, FCPA, ICD.D to its board of directors. Bell brings more than 40 years of experience to the company, most recently serving as chairman of the Canopy Rivers board of directors and former chairman of Canopy Growth’s board of directors.

“John’s unparalleled depth and breadth of expertise makes him an invaluable asset to our growth strategy,” said Rob Davidson, CEO of CURE Pharmaceutical. “His impressive array of experience supports every aspect of our business, including pharmaceutical, manufacturing, financial and cannabis.”

Bell is a managing partner at Onbelay Capital Inc., a private equity and investment firm based in Cambridge, Canada. He has sat on a number of public boards, most recently with DelMar Pharmaceuticals, which develops new treatments for cancer. He also was the founder and CEO of Shred-Tech, Inc., a leader in the mobile shredding industry. He was the owner and CEO of Polymer Technologies Inc., a global manufacturer of auto parts. He has served as chairman and principal shareholder of fleet management company BSM Technologies Inc. (TSX-V) and was CEO and director of ATS Automation (TSX) and its 24 global manufacturing facilities.

“Safe and reliable delivery systems for cannabinoid molecules and related products are still in the early stages and CURE has the opportunity to maintain its global leadership in the industry due to its proprietary technologies, excellent research capabilities and strong management,” said Bell. “It is a tremendous opportunity to be part of this exceptionally talented team that is changing the future of medicine.”

Bell is also a philanthropist who has contributed to and provided leadership for numerous organizations including Cambridge Memorial Hospital, Waterloo Regional Police, Waterloo Region Prosperity Council, and Crohn’s and Colitis Canada and the Stratford festival.

About CURE Pharmaceutical

CURE Pharmaceutical® is a vertically integrated drug delivery and development company committed to improving drug efficacy, safety, and the patient experience through its proprietary drug dosage forms and delivery systems. CURE has a cGMP manufacturing facility and is a pioneering developer and manufacturer of CUREform™, a patented and proprietary oral delivery platform that includes CUREfilm®, one of the most advanced oral thin films on the market today and CUREpods™, a novel chewable delivery system. CUREform's combined technologies provide opportunities for both immediate and controlled-release drug delivery of a wide range of active ingredients. CURE partners with biotech, pharmaceutical and wellness companies worldwide and has positioned itself to advance numerous therapeutic categories, including the pharmaceutical cannabis sector with partnerships in the U.S., Canada, Israel, and other markets. The company’s mission is to improve people’s lives by redefining how medicines are delivered and experienced.

For more information about CURE Pharmaceutical, please visit its website at www.curepharma.com.

Media Contact:

Paulo Acuña

pacuna@olmsteadwilliams.com

310.824.9000